Chartered Accountants
Consent of Independent Accountants

We consent to the inclusion in Post-Effective Amendment No. 5 to the Registration Statement of Standish, Ayer & Wood Master Portfolio (1940 Act File No. 811-07603) our reports relating to the financial statements and supplementary data of Standish Small Capitalization Equity Portfolio, Standish Small Capitalization Equity Portfolio II and Standish Equity Portfolio, dated November 11, 1997, incorporated by reference to the Standish Ayer & Wood Master Portfolio Registration Statement Part B, which are included in the Annual Reports to Shareholders.


Chartered Accountants
Toronto, Ontario
January 26, 1998